Exhibit 99.2
Item 1A. Risk Factors
We caution that our future results may vary materially from those contained in forward-looking statements that we make in this Report and other filings with the SEC, press releases, communications with investors and oral statements due to the following important factors, among others. Our forward-looking statements in this Report and in any other public statements we make may turn out to be wrong. These statements can be affected by, among other things, inaccurate assumptions we might make or by known or unknown risks and uncertainties or risks we currently deem immaterial. Many factors mentioned in the discussion below will be important in determining future results. Consequently, no forward-looking statement can be guaranteed. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Risks Related to Our Business
If our long-term growth strategy is not successful or if our financial projections relating to the effects of our strategy turn out to be incorrect, our business and financial results could be harmed.

We may not achieve the objectives of our long-term investment and financial strategy, our financial projections relating to the growth and development of our business may turn out to be incorrect, and our investments in our business may fail to positively impact our results and growth as anticipated. Some of the factors that could cause our investment strategy and our overall business strategy to fail to achieve our objectives include, among others:

•	our failure to adequately execute our operational strategy or anticipate and overcome obstacles to achieving our strategic goals;

•	our failure to make our intended investments because the investments are more costly than we expected or because we are unable to devote the necessary operational and financial resources;

•	our inability to purchase or develop technologies and production platforms to increase our efficiency, enhance our competitive advantage and scale our operations;

•	the failure of our current supply chain to provide the resources we need and our inability to develop new or enhanced supply chains;

•	our failure to acquire new customers and enter new markets, retain our current customers, and sell more products to current and new customers;

•	our failure to identify and address the causes of our revenue weakness in selected markets, in particular Europe;

•	our failure to sustain growth in relatively mature markets;

•	our failure to promote, strengthen, and protect our brands;

•	the failure of our current and new marketing channels to attract customers;

•	our failure to manage the growth and complexity of our business and expand our operations;

•	our failure to realize our net income goals due to lower revenue or higher than expected costs;

•	our failure to acquire businesses that enhance the growth and development of our business or to effectively integrate the businesses we do acquire into our business;

•	unanticipated changes in our business, current and anticipated markets, industry, or competitive landscape; and

•	general economic conditions.

In addition, projections are inherently uncertain and are based on assumptions and judgments by management that may be flawed or based on information about our business and markets that may change in the future in ways that may be beyond our control. Our actual results may differ materially from our projections due to various factors, including the factors listed immediately above and in the risk factor below entitled "Our quarterly financial results will often fluctuate," which is also applicable to longer term results.
If our strategy is not successful, or if there is a market perception that our strategy is not successful, then our revenue and earnings may not grow as anticipated or may decline, we may not be profitable, our reputation and brand may be damaged, and the price of our shares may decline. In addition, we may change our financial strategy or other components of our overall business strategy if we believe our current strategy is not effective, if our business or markets change, or for other reasons, which may cause fluctuations in our financial results and volatility in our share price.
If we are unable to attract visitors to our websites and convert those visitors to customers, our business and results of operations could be harmed.
Our success depends on our ability to attract new and repeat customers in a cost-effective manner. We rely on a variety of methods to draw visitors to our websites and promote our products and services, such as purchased search results from online search engines, e-mail, direct mail, advertising banners and other online links, broadcast media, and word-of-mouth customer referrals. If we are not effective at reaching new and repeat customers, if the costs of attracting customers using our current methods significantly increase, or if we are unable to develop new cost-effective means to obtain customers, then traffic to our websites would be reduced, and our business and results of operations would be harmed.
In addition, our internal research shows that an increasing number of current and potential customers access our websites using smart phones or tablet computing devices and that our website visits using traditional desktop computers may be declining. Designing and purchasing custom designed products on a smart phone, tablet, or other mobile device is more difficult than doing so with a traditional computer due to limited screen sizes and bandwidth constraints. Beyond these generic difficulties with a mobile device, our technology is not currently optimized for mobile devices, and the development of mobile-oriented user interfaces and other technologies is complex. Although we are investing to update our technology to be more effective on mobile devices and have made some mobile functionality available to our customers, we cannot predict the success of those investments. We also rely heavily on email to contact and market to our customers, and we believe we may be losing potential sales to customers who use mobile devices to skim and then delete emails without opening them. If we fail to make changes to our websites, technologies, and marketing methods to facilitate the design and purchase of our products with mobile devices, or if the market shift to mobile devices accelerates faster than we are able to make the necessary changes, then we could find it increasingly difficult to attract new and repeat visitors to our websites and convert these visitors to customers, and our revenue could decline.
Purchasers of micro business marketing products and services, including graphic design and customized printing, may not choose to shop online, which would prevent us from acquiring new customers that are necessary to the success of our business.

The online market for micro business marketing products and services is less developed than the online market for other business and home and family products, and our success depends in part on our ability to attract customers who have historically purchased products and services we offer through offline channels. Specific factors that could prevent prospective customers from purchasing from us as an online retailer include:

•	concerns about buying graphic design services and marketing products without face-to-face interaction with sales personnel;

•	the inability to physically handle and examine product samples;

•	delivery time associated with Internet orders;

•	concerns about the security of online transactions and the privacy of personal information;

•	delayed shipments or shipments of incorrect or damaged products;

•	limited access to the Internet; and

•	the inconvenience associated with returning or exchanging purchased items.

We may not succeed in promoting and strengthening our brands, which could prevent us from acquiring new customers and increasing revenues.

A primary component of our business strategy is to promote and strengthen our brands to attract new and repeat customers to our websites, and we face significant competition from other companies in our markets who also seek to establish strong brands. To promote and strengthen our brands, we must incur substantial marketing expenses and establish a relationship of trust with our customers by providing a high-quality customer experience. Providing a high-quality customer experience requires us to invest substantial amounts of resources in our website development, design and technology, graphic design operations, production operations, and customer service operations. Our ability to provide a high-quality customer experience is also dependent on external factors over which we may have little or no control, including the reliability and performance of our suppliers, third-party carriers, and communication infrastructure providers. If we are unable to promote our brands or provide customers with a high-quality customer experience, we may fail to attract new customers, maintain customer relationships, and sustain or increase our revenues.
Our quarterly financial results will often fluctuate, which may lead to volatility in our share price.

Our revenues and operating results often vary significantly from quarter to quarter due to a number of factors, some of which are inherent in our business strategies but many of which are outside of our control. We target annual, rather than quarterly, financial objectives which can lead to fluctuations in our quarterly results. Other factors that could cause our quarterly revenue and operating results to fluctuate include among others:

•	seasonality-driven or other variations in the demand for our products and services, in particular during our second fiscal quarter;

•	currency and interest rate fluctuations, which affect our revenues and/or costs;

•	hedge activity that does not qualify for, or for which we do not elect, hedge accounting;

•	our ability to attract visitors to our websites and convert those visitors into customers;

•	our ability to retain customers and generate repeat purchases;

•	shifts in product mix toward less profitable products;

•	our ability to manage our production, fulfillment, and support operations;

•	costs to produce and deliver our products and provide our services, including the effects of inflation;

•	our pricing and marketing strategies and those of our competitors;

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investments in our business to generate or support revenues and operations in future periods, such as incurring marketing, engineering, or consulting expenses in a current period for revenue growth or support in future periods;

•	expenses and charges related to our compensation agreements with our executives and employees;

•	costs and charges resulting from litigation;

•	significant increases in credits, beyond our estimated allowances, for customers who are not satisfied with our products;

•	changes in our income tax rate;

•	costs to acquire businesses or integrate our acquired businesses;

•	impairments of our tangible and intangible assets including goodwill; and

•	the results of our minority investments and joint ventures.

Some of our expenses, such as office leases, depreciation related to previously acquired property and equipment, and personnel costs, are relatively fixed, and we may be unable to adjust operating expenses quickly enough to offset any revenue shortfall. Accordingly, any shortfall in revenue may cause significant variation in operating results in any quarter. Based on the above factors, among others, we believe that quarter-to-quarter comparisons of our operating results may not be a good indication of our future performance. Our operating results may sometimes be below the expectations of public market analysts and investors, in which case the price of our ordinary shares will likely decline.
Our global operations and expansion place a significant strain on our management, employees, facilities and other resources and subject us to additional risks.

We currently operate production facilities or offices in 17 countries and have many localized websites across our fourteen customer-facing brands to serve various geographic markets. We expect to establish operations and sell our products and services in additional geographic regions, including emerging markets, where we may have limited or no experience. We may not be successful in all regions in which we invest or where we establish operations, which may be costly to us. We are subject to a number of risks and challenges that relate to our global operations and expansion, including, among others:

•	difficulty managing operations in, and communications among, multiple locations and time zones;

•	difficulty complying with multiple tax laws, treaties, and regulations and limiting our exposure to onerous or unanticipated taxes, duties, and other costs;

•	local regulations that may restrict or impair our ability to conduct our business as planned;

•	protectionist laws and business practices that favor local producers and service providers;

•	our inexperience in marketing and selling our products and services within unfamiliar countries and cultures;

•	challenges of working with local business partners in some regions, such as Japan and China;

•	our failure to properly understand and develop graphic design content and product formats appropriate for local tastes;

•	disruptions caused by political and social instability that may occur in some countries;

•	corrupt business practices, such as bribery, that may be common in some countries;

•	difficulty expatriating our earnings from some countries;

•	disruptions or cessation of important components of our international supply chain;

•	the challenge of complying with disparate laws in multiple countries;

•	restrictions imposed by local labor practices and laws on our business and operations; and

•	failure of local laws to provide a sufficient degree of protection against infringement of our intellectual property.

To manage our operations and anticipated growth, we must continue to refine our operational, financial, and management controls, human resource policies, reporting systems, and procedures in the locations in which we operate. If we are unable to implement improvements to these systems and controls in an efficient or timely manner or if we discover deficiencies in our existing systems and controls, then our ability to provide a high-quality customer experience could be harmed, which would damage our reputation and brands and substantially harm our business and results of operations.

Acquisitions and strategic investments may be disruptive to our business.

A component of our strategy is to selectively pursue acquisitions of businesses, technologies, or services and invest in businesses and joint ventures. The time and expense associated with finding suitable businesses, technologies, or services to acquire or invest in can be disruptive to our ongoing business and divert our management's attention. In addition, we have needed in the past, and may need in the future, to seek financing for acquisitions and investments, which may not be available on terms that are favorable to us, or at all, and can cause dilution to our shareholders, cause us to incur additional debt, or subject us to covenants restricting the activities we may undertake.

In addition, integrating newly acquired businesses, technologies, and services and monitoring and managing our investments and joint ventures are complex, expensive, time consuming and subject to many risks, including the following:

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We may not be able to retain customers and key employees of the acquired businesses, and we and the businesses we acquire or invest in may not be able to cross sell products and services to each other's customers.

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In some cases, our acquisitions and investments are dilutive for a period of time, leading to reduced earnings. For example, the Albumprinter and Webs acquisitions have resulted in additional intangible asset amortization and share-based compensation expense.

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An acquisition or investment may fail to achieve our goals and expectations because we fail to integrate the acquired business, technologies, or services effectively, the integration is more expensive or takes more time than we anticipated, the management of our investment is more expensive or takes more resources than we expected, or the business we acquired or invested in does not perform as well as we expected.

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Acquisitions and investments can result in large write-offs including impairments of goodwill and intangible assets if financial goals are not achieved, assumptions of contingent or unanticipated liabilities, or increased tax costs.

We often pay a portion of the purchase price for our acquisitions in the form of an earn-out. For example, in addition to the initial purchase consideration we paid for Printdeal, we agreed to a sliding scale earn-out that is based on Printdeal's revenue and EBITDA targets for calendar year 2015. We accrue liabilities for estimated future contingent earn-out payments based on an evaluation of the likelihood of achievement of the contractual conditions underlying the earn-out and weighted probability assumptions of the required outcomes.
As a component of the purchase price of Printdeal, we included an estimated acquisition date fair value and recorded a liability of $9.8 million (€7.2 million) for the earn-out payment as of June 30, 2014. The earn-out amount is theoretically unlimited and could be significant in relation to the base purchase price.
In addition to our contingent earn-out liability relating to Printdeal, we had contingent earn-out liability related to the Pixartprinting acquisition of $6.3 million (€4.6million) as of June 30, 2014. The earn-out amount is limited to a maximum payment of $13.2 million (€9.6 million).
If in the future our assumptions change and we determine that higher levels of achievement are likely under our earn-outs, we will need to pay and record additional amounts to reflect the increased purchase price. Such additional amounts could be significant and adversely impact our liquidity, financial condition and results of operations.
Seasonal fluctuations in our business place a strain on our operations and resources.
Our business is highly seasonal. Our second fiscal quarter includes the majority of the holiday shopping season and accounts for a disproportionately high portion of our earnings for the year, primarily due to higher sales of home and family products such as holiday cards, calendars, photo books, and personalized gifts. Revenue during the second fiscal quarter represented 30%, 30%, and 29% of annual revenue in the years ended June 30, 2014, 2013, and 2012, respectively, and operating income during the second fiscal quarter represented 61%, 72%, and 59% of annual operating income in the years ended June 30, 2014, 2013, and 2012, respectively. In anticipation of increased sales activity during our second fiscal quarter holiday season, we typically incur significant additional capacity related expenses each year to meet our seasonal needs, including facility expansions, equipment purchases, and increases in the number of temporary and permanent employees. Lower than expected sales during the second quarter would likely have a disproportionately large impact on our operating results and financial condition for the full fiscal year. In addition, if our manufacturing and other operations are unable to keep up with the high volume of orders during our second fiscal quarter, we and our customers can experience delays in order fulfillment and delivery and other disruptions. If we are unable to accurately forecast and respond to seasonality in our business, our business and results of operations may be materially harmed.
A significant portion of our revenues and expenses are transacted in currencies other than the U.S. dollar, our reporting currency. We therefore have currency exchange risk, despite our efforts to mitigate such risk through our currency hedging program.

We are exposed to fluctuations in currency exchange rates that may impact items such as the translation of our revenues and expenses, remeasurement of our intercompany balances, and the value of our cash and cash equivalents and other assets and liabilities denominated in currencies other than the U.S. dollar. For example, when currency exchange movements are unfavorable to our business, the U.S. dollar equivalent values of our revenue and operating results and net assets recorded in other currencies is diminished, particularly in certain currencies where we have disproportionate revenues or expenses. While we engage in hedging activities to try to partially mitigate the impact of currency exchange rate fluctuations, our results of operations and financial condition may differ materially from expectations as a result of such fluctuations. As we expand our operations throughout the world, our exposure to additional currencies and exchange rate fluctuations is increasing. Additionally, our income tax rate may be impacted by fluctuations in currency exchange rates in jurisdictions where our tax returns are prepared in a currency other than the functional currency.

Our hedging activity could negatively impact our results of operations and cash flows.

We have entered into interest rate swap and currency forward contracts to manage differences in the amount of our known or expected cash payments or receipts related to our long-term debt and operating cash flows. Our objective in using these derivatives is to manage our exposure to interest rate and currency movements. If we do not accurately forecast our future long-term debt, revenue or expenditure levels, execute contracts that do not effectively mitigate our economic exposure to variable interest and currency rates, elect to not apply hedge accounting, or fail to comply with the complex accounting requirements for hedging, our results of operations and cash flows could be volatile, as well as negatively impacted.

We face risks related to interruption of our operations and lack of redundancy.

Our production facilities, websites, infrastructure, supply chain, customer service centers, and operations may be vulnerable to interruptions, and we do not have redundancies in all cases to carry on these operations in the event of an interruption. Some of the events that could cause interruptions in our operations or systems are, among others:

•	fire, flood, earthquake, hurricane, or other natural disaster or extreme weather;

•	labor strike, work stoppage, or other issue with our workforce;

•	political instability or acts of terrorism or war;

•	power loss or telecommunication failure;

•	attacks on our external websites or internal network by hackers or other malicious parties;

•	undetected errors or design faults in our technology, infrastructure, and processes that may cause our websites to fail;

•	inadequate capacity in our systems and infrastructure to cope with periods of high volume and demand; and

•	human error, including poor managerial judgment or oversight.

In particular, both Bermuda, where substantially all of the computer hardware necessary to operate our websites is located in a single facility, and Jamaica, our largest customer service, sales, and design support operation, are subject to a high degree of hurricane risk and extreme weather conditions.

We have not identified alternatives to all of our facilities, systems, supply chains, production operations, and infrastructure to serve us in the event of an interruption, and if we were to find alternatives, they may not be able to meet our requirements on commercially acceptable terms or at all. In addition, because we are dependent in part on third parties for the implementation and maintenance of certain aspects of our communications and production systems, we may not be able to remedy interruptions to these systems in a timely manner or at all due to factors outside of our control.

Any interruptions to our systems or operations could result in lost revenue, increased costs, negative publicity, damage to our reputation and brand, and an adverse effect on our business and results of operations. Building redundancies into our infrastructure, systems and supply chain to mitigate these risks may require us to commit substantial financial, operational, and technical resources, in some cases before the volume of our business increases with no assurance that our revenues will increase.

We face intense competition, and we expect our competition to continue to increase.

The markets for small business marketing products and services and home and family custom products, including the printing and graphic design market, are intensely competitive, highly fragmented, and geographically dispersed. The competitive landscape for e-commerce companies continues to change as new e-commerce businesses are introduced and traditional “bricks and mortar” businesses establish an online presence. The increased use of the Internet for commerce and other technological advances have allowed traditional providers of these products and services to improve the quality of their offerings, produce and deliver those products and services more efficiently, and reach a broader purchasing public. Competition may result in price pressure, reduced profit margins and loss of market share and brand recognition, any of which could substantially harm our business and results of operations. Current and potential competitors include:

•	traditional offline printers and graphic design providers;

•	online printing and graphic design companies, many of which provide printed products and services similar to ours;

•	office superstores, drug store chains, food retailers and other major retailers targeting small business and consumer markets;

•	wholesale printers;

•	self-service desktop design and publishing using personal computer software with a laser or inkjet printer and specialty paper;

•	email marketing services companies;

•	website design and hosting companies;

•	suppliers of customized apparel, promotional products and gifts;

•	online photo product companies;

•	Internet firms and retailers; and

•	other digital marketing such as social media, local search directories and other providers.

Many of our current and potential competitors have advantages over us, including longer operating histories, greater brand recognition or loyalty, more focus on a given subset of our business, or significantly greater financial, marketing, and other resources. Many of our competitors currently work together, and additional competitors may do so in the future through strategic business agreements or acquisitions. Competitors may also develop new or enhanced products, technologies or capabilities that could render many of the products, services and content we offer obsolete or less competitive, which could harm our business and results of operations.
In addition, we have in the past and may in the future choose to collaborate with some of our existing and potential competitors in strategic partnerships that we believe will improve our competitive position and results of operations, such as through a retail in-store or web-based collaborative offering. It is possible, however, that such ventures will be unsuccessful and that our competitive position and results of operations will be adversely affected as a result of such collaboration.

Failure to meet our customers' price expectations would adversely affect our business and results of operations.

Demand for our products and services, in particular in the Price Primary Market Segment where we generate most of our business, is sensitive to price, and changes in our pricing strategies have a significant impact on our revenues and results of operations. For example, recent changes to our pricing and marketing strategies have adversely affected our revenue growth in some regions. Many factors can significantly impact our pricing and marketing strategies, including the costs of running our business, our competitors' pricing and marketing strategies, and the effects of inflation. We offer some free or discounted products and services as a means of attracting customers and encouraging repeat purchases, but these free offers and discounts reduce our profit margins and may not result in repeat business to increase our revenues. As we continue our strategy of reducing the frequency of free and deep discount promotions as a customer acquisition and retention tool, we have seen resulting declines in both the number of new customers that purchase from us and short-term repeat orders, despite a consistent trend of higher average order value. There can be no assurance that this trend can be reversed or that the higher average order value that we recently experienced will continue. If we fail to meet our customers' price expectations, our business and results of operations will suffer.

Failure to protect our networks and the confidential information of our customers, employees, and business partners against security breaches could damage our reputation and brands and substantially harm our business and results of operations.

We may need to expend significant resources to protect against security breaches or to address problems caused by breaches. Any compromise or breach of our network or the technology that we use to protect our network, our employee personal data, and our customer transaction data, including credit and debit card information, could damage our reputation and brand; expose us to losses, litigation, and possible liability; result in a failure to comply with legal and industry privacy regulations and standards; lead to the misappropriation of our and our customers' proprietary information; or cause interruptions in our operations. In addition, some of our partners also collect information from transactions with our customers, and we may be liable or our reputation may be harmed if our partners fail to protect our customers' information or use it in a manner that is inconsistent with legal and industry privacy regulations or our practices.

If we fail to address risks associated with payment fraud, our reputation and brands could be damaged, and our business and results of operations could be harmed.

We may be liable for fraudulent transactions conducted on our websites, such as through the use of stolen credit card numbers. To date, quarterly losses from payment fraud have not exceeded 1% of total revenues in any quarter, but we continue to face the risk of significant losses from this type of fraud.

We depend on search engines to attract a substantial portion of the customers who visit our websites, and losing these customers would adversely affect our business and results of operations.

Many customers access our websites by clicking through on search results displayed by search engines such as Google, Bing, and Yahoo!. If the search engines on which we rely modify their algorithms, terminate their relationships with us, or increase the prices at which we may purchase listings, our costs could increase, and fewer customers may click through to our websites. If fewer customers click through to our websites, we could be required to resort to other more costly resources to replace this traffic, which could adversely affect our revenues and operating and net income and could harm our business.

In addition, some of our competitors purchase the term “Vistaprint” and other terms incorporating our proprietary trademarks from Google and other search engines as part of their search listing advertising. Courts do not always side with the trademark owners in cases involving search engines, and Google has refused to prevent companies from purchasing search results that use the trademark “Vistaprint.” As a result, we may not be able to prevent our competitors from advertising to, and directly competing for, customers who search for the term “Vistaprint” on search engines.

We rely heavily on email to market to and communicate with customers, and email communications are subject to regulatory and reputation risks.

Various private entities attempt to regulate the use of commercial email solicitation by blacklisting companies that the entities believe do not meet their standards, which results in those companies' emails being blocked from some Internet domains and addresses. Although we believe that our commercial email solicitations comply with all applicable laws, from time to time some of our Internet protocol addresses appear on some of these blacklists. The blacklisting sometimes interferes with our ability to send operational or advertising emails to our current and potential customers and to send and receive emails to and from our corporate email accounts, which can interfere with our ability to market our products and services, communicate with our customers, and operate and manage our websites and corporate email accounts. In addition, as a result of being blacklisted, we have had disputes with, or concerns raised by, various service providers who perform services for us, including co-location and hosting services, Internet service providers and electronic mail distribution services.

Further, we have contractual relationships with partners that market our products and services on our behalf, and some of our marketing partners engage third-party email marketers with which we do not have any contractual or other relationship. Although we believe we comply with all applicable laws relating to email solicitations and our contracts with our partners require that they do the same, we do not always have control over the third-party email marketers that our partners engage. If such a third party were to send emails marketing our products and services in violation of applicable anti-spam or other laws, then our reputation could be harmed and we could potentially be liable for their actions.

We are subject to safety, health, and environmental laws and regulations, which could result in liabilities, cost increases or restrictions on our operations.

We are subject to a variety of safety, health and environmental (“SHE”) laws and regulations in each of the jurisdictions in which we operate. These laws and regulations govern, among other things, air emissions, wastewater discharges, the storage, handling and disposal of hazardous and other regulated substances and wastes, soil and groundwater contamination and employee health and safety. We use regulated substances such as inks and solvents, and generate air emissions and other discharges at our manufacturing facilities, and some of our facilities are required to hold environmental permits. If we fail to comply with existing SHE requirements, or new, more stringent SHE requirements applicable to us are imposed, we may be subject to monetary fines, civil or criminal sanctions, third-party claims or the limitation or suspension of our operations. In addition, if we are found to be responsible for hazardous substances at any location (including, for example, offsite waste disposal facilities or facilities at which we formerly operated), we may be responsible for the cost of cleaning up contamination, regardless of fault, as well as to claims for harm to health or property or for natural resource damages arising out of contamination or exposure to hazardous substances.

Our customers create products that incorporate images, illustrations and fonts that we license from third parties, and any loss of the right to use these licensed materials may substantially harm our business and results of operations.

Many of the images, illustrations, and fonts incorporated in the design products and services we offer are the copyrighted property of other parties that we use under license agreements. If one or more of our licenses covering a significant amount of content were terminated, the amount and variety of content available on our websites would be significantly reduced, and we may not be able to find, license, and introduce substitute content in a timely manner, on acceptable terms, or at all.

The loss of key personnel or an inability to attract and retain additional personnel could affect our ability to successfully grow our business.

We are highly dependent upon the continued service and performance of our senior management team and key technical, marketing, and production personnel, any of whom may cease their employment with us at any time with minimal advance notice. We face intense competition for qualified individuals from many other companies in diverse industries. The loss of one or more of our key employees may significantly delay or prevent the achievement of our business objectives, and our failure to attract and retain suitably qualified individuals could have an adverse effect on our ability to implement our business plan.

Our credit facility contains financial and operating restrictions and covenants that may limit our ability to take certain actions and our access to additional credit and could negatively impact our liquidity.

Our credit facility imposes limitations on our ability to, among other things:

•	incur additional indebtedness and liens outside of the credit facility;

•	make certain investments, payments, or changes in our corporate structure; and

•	make capital expenditures or purchase our ordinary shares in excess of certain limits.

In addition, we are required to meet certain financial and other covenants that are customary for this type of credit facility, and our inability to comply with these covenants could result in a default under the credit facility, which could cause us to be unable to borrow under the credit facility and may result in the acceleration of the maturity of our outstanding indebtedness under the facility. If we were unable to borrow further under the facility, we may not be able to make investments in our business to support our strategy. If the maturities were accelerated, we may not have sufficient funds available for repayment, and we could end up in bankruptcy proceedings or other similar processes or may have to refinance at unfavorable terms. In addition, our shareholders would be detrimentally impacted as shareholder value could decrease to a point of limited return. Each scenario would result in significant negative implications to our business, liquidity, and results of operations.

The United States government may further increase border controls and impose duties or restrictions on cross-border commerce that may substantially harm our business by impeding our shipments into the United States from our Canadian manufacturing facility.

For the fiscal years ended June 30, 2014 and June 30, 2013 we derived 51% and 52% of our revenue, respectively, from sales to customers in the United States. We produce substantially all physical products for our United States customers at our facility in Ontario, Canada, and the United States imposes restrictions on shipping goods into the United States from Canada, as well as protectionist measures such as customs duties and tariffs that may apply directly to product categories comprising a material portion of our revenues. The customs laws, rules and regulations that we are required to comply with are complex and subject to unpredictable enforcement and modification. We have from time to time experienced delays in shipping our manufactured products into the United States as a result of these restrictions.

In the future, the United States could impose further border controls, tariffs and restrictions, interpret or apply regulations in a manner unfavorable to the importation of products from outside the United States, or take other actions that have the effect of restricting the flow of goods from Canada and other countries into the United States, up to and including shutting down the United States-Canada border for an extended period of time. If we experience greater difficulty or delays shipping products into the United States or are foreclosed from doing so, or if our costs and expenses materially increased, our business and results of operations could be harmed.
If we are unable to protect our intellectual property rights, our reputation and brands could be damaged, and others may be able to use our technology, which could substantially harm our business and results of operations.

We rely on a combination of patents, trademarks, trade secrets and copyrights and contractual restrictions to protect our intellectual property, but these protective measures afford only limited protection. Despite our efforts to protect our proprietary rights, unauthorized parties may be able to copy or use technology or information that we consider proprietary. There can be no guarantee that any of our pending patent applications or continuation patent applications will be granted, and from time to time we face infringement, invalidity, intellectual property ownership, or similar claims brought by third parties with respect to our patents. In addition, despite our trademark registrations throughout the world, our competitors or other entities may adopt names, marks, or domain names similar to ours, thereby impeding our ability to build brand identity and possibly leading to customer confusion. Enforcing our intellectual property rights can be extremely costly, and a failure to protect or enforce these rights could damage our reputation and brands and substantially harm our business and results of operations.

Intellectual property disputes and litigation are costly and could cause us to lose our exclusive rights, subject us to liability, or require us to stop some of our business activities.

From time to time, we receive claims from third parties that we infringe their intellectual property rights, that we are required to enter into patent licenses covering aspects of the technology we use in our business, or that we improperly obtained or used their confidential or proprietary information. Any litigation, settlement, license, or other proceeding relating to intellectual property rights, even if we settle it or it is resolved in our favor, could be costly, divert our management's efforts from managing and growing our business, and create uncertainties that may make it more difficult to run our operations. If any parties successfully claim that we infringe their intellectual property rights, we might be forced to pay significant damages and attorney's fees, and we could be restricted from using certain technologies important to the operation of our business.

Our business is dependent on the Internet, and unfavorable changes in government regulation of the Internet, e-commerce, and email marketing could substantially harm our business and results of operations.

Due to our dependence on the Internet for our sales, laws specifically governing the Internet, e-commerce and email marketing may have a greater impact on our operations than other more traditional businesses. Existing and future laws, such as laws covering pricing, customs, privacy, consumer protection, or commercial email, may impede the growth of e-commerce and our ability to compete with traditional “bricks and mortar” retailers. It is not always clear how existing laws governing these and other issues apply to the Internet and e-commerce, as the vast majority of applicable laws were adopted before the advent of the Internet and do not contemplate or address the unique issues raised by the Internet or e-commerce. Those laws that do reference the Internet, such as the Bermuda Electronic Transactions Act 1999, the U.S. Digital Millennium Copyright Act, and the U.S. CAN SPAM Act of 2003, are only beginning to be interpreted by the courts, and their applicability and reach are therefore uncertain. Those current and future laws and regulations or unfavorable resolution of these issues may substantially harm our business and results of operations.

We face judicial and regulatory challenges to our practice of offering free products and services, which, if successful, could hinder our ability to attract customers and generate revenue.

At times we offer free products and services as an inducement for customers to try our products and services. Although we believe that we conspicuously and clearly communicate all details and conditions of these offers, such as the shipping and processing charges associated with these offers, from time to time we face claims, complaints, and inquiries from our customers, competitors, governmental regulators, standards bodies, and others that our free offers are misleading or do not comply with applicable legislation or regulation. If we are compelled or determine to curtail or eliminate our use of free offers as the result of any such actions, our business prospects and results of operations could be materially harmed.

If we were required to review the content that our customers incorporate into our products and interdict the shipment of products that violate copyright protections or other laws, our costs would significantly increase, which would harm our results of operations.

Because of our focus on automation and high volumes, the vast majority of our sales do not involve any human-based review of content. Although our websites' terms of use specifically require customers to make representations about the legality and ownership of the content they upload for production, there is a risk that a customer may supply an image or other content for an order we produce that is the property of another party used without permission, that infringes the copyright or trademark of another party, or that would be considered to be defamatory, hateful, obscene, or otherwise objectionable or illegal under the laws of the jurisdiction(s) where that customer lives or where we operate. If we were to become legally obligated to perform manual screening of customer orders, our costs would increase significantly, and we could be required to pay substantial penalties or monetary damages for any failure in our screening process.

We are subject to customer payment-related risks.

We accept payments for our products and services on our websites by a variety of methods, including credit or debit card, PayPal, check, wire transfer or other methods. In some geographic regions, we rely on one or two third party companies to provide payment processing services. If any of the payment processing or other companies with which we have contractual arrangements became unwilling or unable to provide these services to us or they or we are unable to comply with our contractual requirements under such arrangements, then we would need to find and engage replacement providers, which we may not be able to do on terms that are acceptable to us or at all, or to process the payments ourselves. Any of these scenarios could be disruptive to our business as they could be costly and time consuming and may unfavorably impact our customers.

As we offer new payment options to our customers, we may be subject to additional regulations, compliance requirements and fraud risk. For some payment methods, including credit and debit cards, we pay interchange and other fees, which may increase over time and raise our operating costs and lower our profit margins or require that we charge our customers more for our products. We are also subject to payment card association and similar operating rules and requirements, which could change or be reinterpreted to make it difficult or impossible for us to comply. If we fail to comply with these rules and requirements, we may be subject to fines and higher transaction fees and lose our ability to accept credit and debit card payments from our customers or facilitate other types of online payments, and our business and operating results could be materially adversely affected.

We may be subject to product liability claims if people or property are harmed by the products we sell.

Some of the products we sell may expose us to product liability claims relating to personal injury, death, or property damage, and may require product recalls or other actions. Any claims, litigation, or recalls relating to product liability could be costly to us and damage our brands and reputation.

Our inability to acquire or maintain domain names in each country or region where we currently or intend to do business could negatively impact our brands and our ability to sell our products and services in that country or region.

From time to time we have difficulty obtaining a domain name using Vistaprint or our other trademarks in a particular country or region, and we may not be able to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our trademarks and other proprietary rights. If we are unable to use a domain name in a particular country, then we could be forced to purchase the domain name from an entity that owns or controls it, which we may not be able to do on commercially acceptable terms or at all; we may incur significant additional expenses to develop a new brand to market our products within that country; or we may elect not to sell products in that country.

Our results of operations may be negatively affected if we are required to charge sales, value added, or other taxes on Internet sales in additional jurisdictions.

In some of the jurisdictions where we sell products and services, we do not collect or have imposed upon us sales, value added or other consumption taxes, which we refer to as indirect taxes. The application of indirect taxes to e-commerce businesses such as Vistaprint is a complex and evolving issue. Many of the fundamental statutes and regulations that impose these taxes were established before the growth of the Internet and e-commerce, and in many cases, it is not clear how existing statutes apply to the Internet or e-commerce. For example, some state governments in the United States have imposed or are seeking to impose indirect taxes on Internet sales. The imposition by national, state or local governments, whether within or outside the United States, of additional taxes upon Internet commerce could discourage customers from purchasing products from us, decrease our ability to compete with traditional retailers, or otherwise negatively impact our results of operations. Additionally, a successful assertion by one or more governments in jurisdictions where we are not currently collecting sales or value added taxes that we should be, or should have been, collecting indirect taxes on the sale of our products could result in substantial tax liabilities for past sales.

If we are unable to retain security authentication certificates, which are supplied by a limited number of third party providers over which we exercise little or no control, our business could be harmed.

We are dependent on a limited number of third party providers of website security authentication certificates that are necessary for conducting secure transactions over the Internet. Despite any contractual protections we may have, these third party providers can disable or revoke, and in the past have disabled or revoked, our security certificates without our consent, which would render our websites inaccessible to some of our customers and could discourage other customers from accessing our sites. Any interruption in our customers' ability or willingness to access our websites if we do not have adequate security certificates could result in a material loss of revenue and profits and damage to our brands.

Risks Related to Our Corporate Structure

Challenges by various tax authorities to our international structure could, if successful, increase our effective tax rate and adversely affect our earnings.

We are a Dutch limited liability company that operates through various subsidiaries in a number of countries throughout the world. Consequently, we are subject to tax laws, treaties and regulations in the countries in which we operate, and these laws and treaties are subject to interpretation. From time to time, we are subject to tax audits, and the tax authorities in these countries could claim that a greater portion of the income of the Cimpress N.V. group should be subject to income or other tax in their respective jurisdictions, which could result in an increase to our effective tax rate and adversely affect our results of operations. For more information about audits to which we are currently subject refer to Note 14 “Income Taxes” in the accompanying notes to the consolidated financial statements included in Item 8 of Part II of this Report.

A change in tax laws, treaties or regulations, or their interpretation, of any country in which we operate could result in a higher tax rate on our earnings, which could result in a significant negative impact on our earnings and cash flow from operations. We continue to assess the impact of various international tax proposals and modifications to existing tax treaties between the Netherlands and other countries that could result in a material impact on our income taxes. We cannot predict whether any specific legislation will be enacted or the terms of any such legislation. However, if such proposals were enacted, or if modifications were to be made to certain existing treaties, the consequences could have a materially adverse impact on us, including increasing our tax burden, increasing costs of our tax compliance or otherwise adversely affecting our financial condition, results of operations and cash flows.

Our intercompany arrangements may be challenged, which could result in higher taxes or penalties and an adverse effect on our earnings.

We operate pursuant to written intercompany service and related agreements, which we also refer to as transfer pricing agreements, among Cimpress N.V. and its subsidiaries. These agreements establish transfer prices for production, marketing, management, technology development and other services performed by these subsidiaries for other group companies. Transfer prices are prices that one company in a group of related companies charges to another member of the group for goods, services or the use of property. If two or more affiliated companies are located in different countries, the tax laws or regulations of each country generally will require that transfer prices be consistent with those between unrelated companies dealing at arm's length. With the exception of certain jurisdictions where we have obtained rulings or advance pricing agreements, our transfer pricing arrangements are not binding on applicable tax authorities, and no official authority in any other country has made a determination as to whether or not we are operating in compliance with its transfer pricing laws. If tax authorities in any country were successful in challenging our transfer prices as not reflecting arm's length transactions, they could require us to adjust our transfer prices and thereby reallocate our income to reflect these revised transfer prices. A reallocation of taxable income from a lower tax jurisdiction to a higher tax jurisdiction would result in a higher tax liability to us. In addition, if the country from which the income is reallocated does not agree with the reallocation, both countries could tax the same income, resulting in double taxation.

Our Articles of Association, Dutch law and the independent foundation, Stichting Continuïteit Vistaprint, may make it difficult to replace or remove management, may inhibit or delay a change of control or may dilute your voting power.

Our Articles of Association, or Articles, as governed by Dutch law, limit our shareholders' ability to suspend or dismiss the members of our management board and supervisory board or to overrule our supervisory board's nominees to our management board and supervisory board by requiring a supermajority vote to do so under most circumstances. As a result, there may be circumstances in which shareholders may not be able to remove members of our management board or supervisory board even if holders of a majority of our ordinary shares favor doing so.

In addition, an independent foundation, Stichting Continuïteit Vistaprint, or the Foundation, exists to safeguard the interests of Cimpress N.V. and its stakeholders, which include but are not limited to our shareholders, and to assist in maintaining Cimpress' continuity and independence. To this end, we have granted the Foundation a call option pursuant to which the Foundation may acquire a number of preferred shares equal to the same number of ordinary shares then outstanding, which is designed to provide a protective measure against unsolicited take-over bids for Cimpress and other hostile threats. If the Foundation were to exercise the call option, it may prevent a change of control or delay or prevent a takeover attempt, including a takeover attempt that might result in a premium over the market price for our ordinary shares. Exercise of the preferred share option would also effectively dilute the voting power of our outstanding ordinary shares by one half.

We have limited flexibility with respect to certain aspects of capital management and certain corporate transactions.

Dutch law requires shareholder approval for the issuance of shares and grants preemptive rights to existing shareholders to subscribe for new issuances of shares. In November 2011, our shareholders granted our supervisory board and management board the authority to issue ordinary shares as the boards determine appropriate, without obtaining specific shareholder approval for each issuance, and to limit or exclude shareholders' preemptive rights. However, this authorization expires in November 2016. Although we plan to seek re-approval from our shareholders from time to time in the future, we may not succeed in obtaining future re-approvals. In addition, subject to specified exceptions, Dutch law requires shareholder approval for many corporate actions, such as the approval of dividends, authorization to purchase outstanding shares, and corporate acquisitions of a certain size. Situations may arise where the flexibility to issue shares, pay dividends, purchase shares, acquire other companies, or take other corporate actions without a shareholder vote would be beneficial to us, but is not available under Dutch law.

Because of our corporate structure, our shareholders may find it difficult to pursue legal remedies against the members of our supervisory board or management board.

Our Articles and our internal corporate affairs are governed by Dutch law, and the rights of our shareholders and the responsibilities of our supervisory board and management board are different from those established under United States laws. For example, under Dutch law derivative lawsuits are generally not available, and our supervisory board and management board are responsible for acting in the best interests of the company, its business and all of its stakeholders generally (including employees, customers and creditors), not just shareholders. As a result, our shareholders may find it more difficult to protect their interests against actions by members of our supervisory board or management board than they would if we were a U.S. corporation.

Because of our corporate structure, our shareholders may find it difficult to enforce claims based on United States federal or state laws, including securities liabilities, against us or our management team.

We are incorporated under the laws of the Netherlands, and the vast majority of our assets are located outside of the United States. In addition, some of our officers and management board members reside outside of the United States. In most cases, a final judgment for the payment of money rendered by a U.S. federal or state court would not be directly enforceable in the Netherlands. Although there is a process under Dutch law for petitioning a Dutch court to enforce a judgment rendered in the United States, there can be no assurance that a Dutch court would impose civil liability on us or our management team in any lawsuit predicated solely upon U.S. securities or other laws. In addition, because most of our assets are located outside of the United States, it could be difficult for investors to place a lien on our assets in connection with a claim of liability under U.S. laws. As a result, it may be difficult for investors to enforce U.S. court judgments or rights predicated upon U.S. laws against us or our management team outside of the United States.

We may not be able to make distributions or purchase shares without subjecting our shareholders to Dutch withholding tax.

A Dutch withholding tax may be levied on dividends and similar distributions made by Cimpress N.V. to its shareholders at the statutory rate of 15% if we cannot structure such distributions as being made to shareholders in relation to a reduction of par value, which would be non-taxable for Dutch withholding tax purposes. We have purchased our shares and may seek to purchase additional shares in the future. Under our Dutch Advanced Tax Ruling, a purchase of shares should not result in any Dutch withholding tax if we hold the purchased shares in treasury for the purpose of issuing shares pursuant to employee share awards or for the funding of acquisitions. However, if the shares cannot be used for these purposes, or the Dutch tax authorities challenge the use of the shares for these purposes, such a purchase of shares for the purposes of capital reduction may be treated as a partial liquidation subject to the 15% Dutch withholding tax to be levied on the difference between our recognized paid in capital per share for Dutch tax purposes and the redemption price per share. Our recognized paid in capital per share for Dutch tax purposes is €28.99 per share translated as of the date of our reincorporation to the Netherlands on August 28, 2009.

We may be treated as a passive foreign investment company for United States tax purposes, which may subject United States shareholders to adverse tax consequences.

If our passive income, or our assets that produce passive income, exceed levels provided by law for any taxable year, we may be characterized as a passive foreign investment company, or a PFIC, for United States federal income tax purposes. If we are treated as a PFIC, U.S. holders of our ordinary shares would be subject to a disadvantageous United States federal income tax regime with respect to the distributions they receive and the gain, if any, they derive from the sale or other disposition of their ordinary shares.

We believe that we were not a PFIC for the tax year ended June 30, 2014 and we expect that we will not become a PFIC in the foreseeable future. However, whether we are treated as a PFIC depends on questions of fact as to our assets and revenues that can only be determined at the end of each tax year. Accordingly, we cannot be certain that we will not be treated as a PFIC for our current tax year or for any subsequent year.

If a United States shareholder acquires 10% or more of our ordinary shares, it may be subject to increased United States taxation under the “controlled foreign corporation” rules. Additionally, this may negatively impact the demand for our ordinary shares.

If a United States shareholder owns 10% or more of our ordinary shares, it may be subject to increased United States federal income taxation (and possibly state income taxation) under the “controlled foreign corporation” rules. In general, each U.S. person who owns (or is deemed to own) at least 10% of the voting power of a non-U.S. corporation, “10% U.S. Shareholder,” and if such non-U.S. corporation is a “controlled foreign corporation”, or “CFC,” for an uninterrupted period of 30 days or more during a taxable year, then a 10% U.S. shareholder who owns (or is deemed to own) shares in the CFC on the last day of the CFC's taxable year, must include in its gross income for United States federal income tax (and possibly state income tax) purposes its pro rata share of the CFC's “subpart F income”, even if the "subpart F income" is not distributed. In general, a non-U.S. corporation is considered a CFC if one or more 10% U.S. Shareholders together own more than 50% of the voting power or value of the corporation on any day during the taxable year of the corporation. “Subpart F income”

consists of, among other things, certain types of dividends, interest, rents, royalties, gains, and certain types of income from services and personal property sales.
The rules for determining ownership for purposes of determining 10% U.S. Shareholder and CFC status are complicated, depend on the particular facts relating to each investor, and are not necessarily the same as the rules for determining beneficial ownership for SEC reporting purposes. For taxable years in which we are a CFC for an uninterrupted period of 30 days or more, each of our 10% U.S. Shareholders will be required to include in its gross income for United States federal income tax purposes its pro rata share of our "subpart F income", even if the subpart F income is not distributed by us. We currently do not believe we are a CFC. However, whether we are treated as a CFC can be affected by, among other things, facts as to our share ownership that may change. Accordingly, we cannot be certain that we will not be treated as a CFC for our current tax year or any subsequent tax year.
The risk of being subject to increased taxation as a CFC may deter our current shareholders from acquiring additional ordinary shares or new shareholders from establishing a position in our ordinary shares. Either of these scenarios could impact the demand for, and value of, our ordinary shares.
Our tax rate may increase during periods when our profitability declines. Additionally, we will pay taxes even if we are not profitable on a consolidated basis, which would harm our results of operations.

The intercompany service and related agreements among Cimpress N.V. and our direct and indirect subsidiaries ensure that most of the subsidiaries realize profits based on their operating expenses. As a result, if the Cimpress group is less profitable, or even not profitable on a consolidated basis, the majority of our subsidiaries will be profitable and incur income taxes in their respective jurisdictions. In periods of declining operating profitability or losses on a consolidated basis this structure will increase our effective tax rate or our consolidated losses and further harm our results of operations.